Exhibit 10.1

Summary of Non-Employee Director Compensation

•                  Cash compensation for non-employee Directors (may be deferred and invested in TCF Common Stock) consists of the following:

•                  Annual Retainer of $60,000; and

•                  An additional $20,000 annual retainer for each Committee or Subcommittee a Director Chairs.

•                  An additional $20,000 annual retainer for the Lead Director

•                  Employee Directors are not compensated for service as Directors.

•                  Directors Stock Grant Program:

•                  Annually, non-employee Directors receive grants of TCF Common Stock equal to $45,000.  For Directors elected after a stock grant has been awarded, a pro-rata stock grant is awarded;

•                  The number of shares granted is determined by dividing $45,000 by the average of the high and low prices of TCF Common Stock on the grant date;

•                  The stock grant vests annually, when the next grant is made;

•                  Dividends are paid on unvested shares at the rate generally paid to holders of TCF Common Stock; and

•                  Unvested shares will vest if a change in control occurs.

•                  Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) until the end of their Board service.

•                  TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.

•                  TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense, and TCF occasionally holds Board retreats at a remote location and pays Directors’ travel and lodging expenses incurred in connection with the meeting, as well as those of the Directors’ spouses or significant others.